EXHIBIT 99.1

WOLVERINE WORLD WIDE, INC. 9341 Courtland Drive, Rockford, MI 49351 Phone (616) 866-5500; FAX (616) 866-0257

FOR IMMEDIATE RELEASE CONTACT: Thomas P. Mundt (616) 866-5589

WOLVERINE WORLD WIDE, INC.
SIGNS AGREEMENT TO ACQUIRE SEBAGO

          Rockford, MI, July 24, 2003 -- Wolverine World Wide, Inc. (NYSE: WWW) today announced that it has entered into a letter of intent to acquire the business and select net operating assets of Sebago, Inc. for cash. The acquisition is subject to the execution of a definitive agreement and is expected to close in October 2003. Additional terms were not disclosed.

          "Sebago is recognized the world over as the premium nautical and classic hand sewn footwear brand, with a long history and great global heritage," stated Timothy J. O'Donovan, Wolverine's President and CEO. "The acquisition of the Sebago business represents another step in the execution of our strategic plan, which is centered on marketing the world's strongest portfolio of non-athletic footwear brands. The Sebago brand competes in a premium segment of the market not currently served by any of our other brands.

          "The brand's strength around the world is a true testament to the vision and dedication of the Wellehan family, which has been the brand's steward since its launch over 50 years ago. I am also pleased that Dan Wellehan, Sebago's CEO and majority owner, will assist with the business transition and act as a senior advisor and brand ambassador following the completion of the acquisition."

          Commenting on the transaction, Sebago's CEO Dan Wellehan added, "We are thrilled that the Sebago brand will become a part of the Wolverine World Wide family. We believe that Wolverine's 120-year heritage of building brands on a global basis will open new domestic and international growth opportunities for Sebago, and we look forward to even greater levels of future success."

          Wolverine reported that it expects the Sebago business to add over $30 million in revenues and be earnings neutral during the 2004 transition year.

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          Wolverine World Wide, Inc will host a conference call at 10:00 a.m. Eastern Daylight Time on Friday, July 25, 2003, to discuss this acquisition. To listen to the call at the Company's website, go to www.wolverineworldwide.com, click on "For Our Investors" in the navigation bar, click on "Conference Call" from the top navigation bar of the "For Our Investors" page, and then click on "Webcast." To listen to the webcast, your computer must have Windows Media Player, which can be downloaded for free at www.wolverineworldwide.com. In addition, the conference call can be heard at www.streetevents.com. A replay of the call will be available at the Company's website through August 8, 2003.

          With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world's leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear and slippers. The Company's portfolio of highly recognized brands includes: Bates®, Hush Puppies®, Merrell® and Wolverine®. The Company also markets footwear under popular licensed brands including CAT®, Harley-Davidson® and Stanley®. The Company's products are carried by leading retailers in the U.S. and are distributed internationally in over 130 countries. For additional information, please visit our website, www.wolverineworldwide.com.

          This press release contains forward-looking statements, including those relating to the execution of a definitive purchase agreement, completion of the acquisition of Sebago, Inc. and its affiliates, additions to 2004 revenue and the effect on 2004 earnings as a result of the planned acquisition, and future operating results in the event that the acquisition is completed. In addition, words such as "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Risk Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Risk Factors include, among others: failure of Sebago, Inc. and the Company to reach agreement on and execute a definitive purchase agreement; information or analysis determined in due diligence which may impact the planned acquisition; changes in consumer preferences or spending patterns; cancellation of future orders; cost and availability of inventories; reliance on foreign sourcing; the impact of competition and pricing; integration and operations of newly acquired businesses; retail buying patterns; consolidation in the retail sector; changes in economic and market conditions; acts and effects of war and terrorism; and additional factors discussed in the Company's reports filed with the Securities and Exchange Commission and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company undertakes no obligation to update, amend or clarify forward-looking statements.

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